SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                                SCHEDULE 13D

                             (Amendment No. 1)

                 Under the Securities Exchange Act of 1934

                      CHAMPION HEALTHCARE CORPORATION
                              (Name of Issuer)

                   Common Stock, par value $.01 per share
                          (Title of Class of Securities)

                                   15850B 10 4
                                (CUSIP Number)

                              Thomas E. Siegler
                        Donaldson, Lufkin & Jenrette, Inc.
                                140 Broadway
                            New York, New York  10005
                                  (212) 504-4477
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                               August 31, 1995
          (Date of Event which Requires Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this
     Statement because of Rule 13d-1(b)(3) or (4), check the
     following:
                                                               ___
                                                              /  /

     Check the following box if a fee is being paid with this
     Statement:
                                                               ___
                                                              /  /


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          DLJ VENTURE CAPITAL FUND II, L.P.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          WC

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
            PERSON WITH                 :          0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :            31,986
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                                    0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          31,986--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          Less than 1%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          DLJ FUND ASSOCIATES II

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not applicable
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :      0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :       31,986
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                                    0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          31,986--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          Less than 1%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          SPROUT GROWTH, L.P.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          WC

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :      0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :       662,288
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                                    0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          662,288--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          4.7%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          DLJ GROWTH ASSOCIATES

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          New York
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
          PERSON WITH                   :      0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :      662,288
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                                    0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          662,288--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          4.7%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          SPROUT CAPITAL VI, L.P.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          WC

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :      0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :      990,453
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                               0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          990,453--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          7.0%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          SPROUT GROWTH II, L.P.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          WC

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
            PERSON WITH                 :      0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :      504,708
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                                0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          504,708--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          3.5%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          PN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          DLJ CAPITAL CORPORATION

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          WC

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :       0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :      2,240,801
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :      0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,240,801--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          15.6%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          DLJ FIRST ESC L.L.C.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          WC

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :       1,605
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :        0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,605--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11

          Less than 1%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          IV

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          DLJ LBO PLANS MANAGEMENT CORPORATION

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
            PERSON WITH                 :      0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :      1,605
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :      0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,605--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          Less than 1%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*
          WC

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :       0
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :       82,765
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :       0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          82,765--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          Less than 1%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          CO

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          DONALDSON, LUFKIN & JENRETTE, INC.

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*
          Not applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :       0
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :       2,325,171
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :       0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,325,171--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          16.2%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          CO, HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          THE EQUITABLE COMPANIES INCORPORATED

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not Applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :      0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :      2,325,171
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :       0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,325,171--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          16.2%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          CO, HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          AXA

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/  /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not Applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :       0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :      2,325,171
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :      0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,325,171--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          16.2%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          MIDI PARTICIPATIONS

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/  /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not Applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :       0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :       2,325,171
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :       0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,325,171--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          16.2%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          FINAXA

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/  /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not Applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :       0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :       2,325,171
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :       0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,325,171--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          16.2%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          HC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          AXA ASSURANCES I.A.R.D. MUTUELLE

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not Applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
            PERSON WITH                 :      0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :      2,325,171
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :      0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,325,171--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          16.2%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          IC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          AXA ASSURANCES VIE MUTUELLE

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not Applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :      0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :       2,325,171
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :      0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,325,171--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          16.2%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          IC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          UNI EUROPE ASSURANCE MUTUELLE

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not Applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :       0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :       2,325,171
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :       0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,325,171--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          16.2%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          IC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          ALPHA ASSURANCES VIE MUTUELLE

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not Applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :       0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :      2,325,171
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :       0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,325,171--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          16.2%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          IC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          ALPHA ASSURANCES I.A.R.D. MUTUELLE

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/X /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not Applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :      0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :      2,325,171
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :      0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,325,171--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          16.2%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          IC

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          CLAUDE BeBeAR, AS VOTING TRUSTEE

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/  /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not Applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :       0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :       2,325,171
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :       0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,325,171--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          16.2%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          PATRICE GARNIER, AS VOTING TRUSTEE

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/  /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not Applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :       0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :      2,325,171
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :      0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,325,171--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          16.2%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


     CUSIP No. 15850B 10 4        Schedule 13D

     (1)  NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          HENRI DE CLERMONT-TONNERRE, AS VOTING TRUSTEE

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                      ___
                                                  (a)/  /
                                                      ___
                                                  (b)/  /
     (3)  SEC USE ONLY

     (4)  SOURCE OF FUNDS*

          Not Applicable

     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
          PURSUANT TO ITEMS 2(d) or 2(e)              ___
                                                     /  /

     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION

          France
                                        : (7)  SOLE VOTING POWER
                                        :
                                        :      0
                                        :
      NUMBER OF SHARES BENEFICIALLY     : (8)  SHARED VOTING
      OWNED BY EACH REPORTING           :
           PERSON WITH                  :      0
                                        :
                                        :
                                        : (9)  SOLE DISPOSITIVE
                                        :
                                        :      2,325,171
                                        :
                                        :(10)  SHARED DISPOSITIVE
                                        :
                                        :      0

     (11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          2,325,171--See Item 5

     (12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 11   ___
          EXCLUDES CERTAIN SHARES*                     /  /

     (13) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 11
          16.2%--See Item 5

     (14) TYPE OF REPORTING PERSON*
          IN

                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                    Pursuant to Item 101(a)(2)(ii) of Regulation S-T promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Act"), this Amendment No. 1 restates the Schedule 13D dated December 15, 1994 filed by Donaldson, Lufkin & Jenrette, Inc. and others (as amended, the "Schedule 13D").

          ITEM 1.   SECURITY AND ISSUER

                    This Schedule 13D relates to shares of common stock, par value $.01 per share (the "Shares"), of Champion Healthcare Corporation, a Delaware corporation (the "Company"), formerly named AmeriHealth, Inc. ("AmeriHealth"). The Company is the surviving corporation in the merger of Champion Healthcare Corporation, a Texas corporation ("Old Champion"), with and into AmeriHealth. The principal executive offices of the Company are located at 14340 Torrey Chase Boulevard, Suite 320, Houston, Texas 77014.

                    The information set forth in the Exhibits hereto is hereby expressly incorporated herein by reference and the responses to each item of this Schedule 13D are qualified in their entirety by the provisions of such exhibits.

          ITEM 2.   IDENTITY AND BACKGROUND

                    This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons") (1) DLJ Venture Capital Fund II, L.P., a Delaware limited partnership ("DLJ II"), (2) DLJ Fund Associates II, a New York partnership ("Associates II"), (3) Sprout Growth, L.P., a Delaware partnership ("Growth"), (4) DLJ Growth Associates, a New York partnership ("Associates"), (5) Sprout Capital VI, L.P., a Delaware limited partnership ("Sprout VI"), (6) Sprout Growth II, L.P., a Delaware limited partnership ("Growth II"), (7) DLJ Capital Corporation, a Delaware corporation ("DLJCC"), (8) DLJ First ESC L.L.C., a Delaware limited liability company ("ESC"), (9) DLJ LBO Plans Management Corporation, a Delaware corporation ("LBO"), (10) Donaldson, Lufkin & Jenrette Securities Corporation, a Delaware corporation ("DLJSC"), (11) Donaldson, Lufkin & Jenrette, Inc., a Delaware corporation ("DLJ"), (12) The Equitable Companies Incorporated, a Delaware corporation ("Equitable"), (13) AXA, a societe anonyme organized under the laws of France, (14) Midi Participations, a societe anonyme organized under the laws of France, (15) Finaxa, a societe anonyme organized under the laws of France, (16) AXA Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France, (17) AXA Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France, (18) Uni Europe Assurance Mutuelle, a mutual insurance company organized under the laws of France, (19) Alpha Assurances Vie Mutuelle, a mutual insurance company organized under the laws of France, (20) Alpha Assurances I.A.R.D. Mutuelle, a mutual insurance company organized under the laws of France, and (21) Claude Bebear, Patrice Garnier, and Henri de Clermont-Tonnerre, trustees (the "AXA Voting Trustees") of a voting trust (the "AXA Voting Trust") established pursuant to a Voting Trust Agreement by and among AXA and the AXA Voting Trustees dated as of May 12, 1992.

                    DLJ II is a Delaware limited partnership formed to invest in securities for long-term appreciation. Associates II is the general partner of DLJ II and makes all of the investment and voting decisions on the part of DLJ II.

                    Associates II is a New York partnership formed to serve as the general partner of DLJ II. Paul B.
          Queally ("Queally") is a general partner of Associates
          II.

                    Growth is a Delaware partnership formed to invest in securities for long-term appreciation.
          Associates is the general partner of Growth and makes all of the investment and voting decisions on the part of Growth.

                    Associates is a New York limited partnership formed to serve as the general partner of Growth. DLJCC is a general partner of Associates.

                    Sprout VI is a Delaware limited partnership formed to invest in securities for long-term appreciation. DLJCC is the managing general partner of Sprout VI and makes all of the investment and voting decisions on the part of Sprout VI.

                    Growth II is a Delaware limited partnership formed to invest in securities for long-term appreciation. DLJCC is the managing general partner of Growth II and makes all of the investment and voting decisions on the part of Growth II.

                    DLJCC is a Delaware corporation formed to make investments in industrial and other companies and to participate in the management of venture capital investment pools. DLJCC is a wholly owned subsidiary of DLJ.

                    Queally is a Vice President of The Sprout
          Group, a division of DLJCC, and has served as a director of Old Champion since 1991. Queally is a general partner of (i) DLJ Associates VI, L.P., a Delaware limited partnership that is a general partner of Sprout VI, (ii) DLJ Growth Associates II, L.P., a Delaware limited partnership that is a general partner of Growth II, and
          (iii) Associates II. Pursuant to a D Stockholders Agreement dated December 31, 1993, a copy of which is attached hereto as Exhibit 3 (the "D Stockholders Agreement"), and as a designee of Growth, DLJ II, Sprout VI, Growth II, and DLJCC, Queally currently serves as a director of the Company. Queally disclaims beneficial ownership of all Shares beneficially owned by the Reporting Persons.

                    ESC is a Delaware limited liability company and an "employee securities corporation" as defined in the Investment Company Act of 1940, as amended. LBO is the Manager of ESC and makes all of the investment and voting decisions on the part of ESC.

                    LBO is a Delaware corporation and registered investment adviser under the Investment Advisers Act of 1940, as amended. LBO is a wholly owned subsidiary of DLJ.

                    DLJSC is a Delaware corporation and a
          registered broker/dealer. DLJSC is a wholly owned subsidiary of DLJ.

                    DLJ is a Delaware corporation. DLJ owns all of the capital stock of DLJCC, LBO, and DLJSC. DLJ, acting on its own behalf or through its subsidiaries, is a registered broker/dealer and registered investment adviser engaged in investment banking, institutional trading and research, investment management and financial and correspondent brokerage services. Equitable owns 61% of DLJ and The Equitable Life Assurance Society of the United States, a New York stock life insurance company wholly owned by Equitable, owns the remaining 39% of DLJ.

                    Equitable is a Delaware corporation and is a holding company. As of March 29, 1995, approximately 60.5% of the outstanding common stock as well as certain convertible preferred stock of Equitable was beneficially owned by AXA. For insurance regulatory purposes, to insure that certain indirect minority shareholders of AXA will not be able to exercise control over Equitable and certain of its insurance subsidiaries, the voting shares of Equitable capital stock beneficially owned by AXA and its subsidiaries have been deposited into the AXA Voting Trust. For additional information regarding the AXA Voting Trust, reference is made to the Schedule 13D filed by AXA with respect to Equitable.

                    AXA is a societe anonyme organized under the laws of France and a holding company for an international group of insurance and related financial services companies.

                    Midi Participations is a societe anonyme organized under the laws of France and a holding company. As of January 1, 1995, Midi Participations owned approximately 42.3% of the issued shares (representing approximately 54.7% of the voting power) of AXA.

                    Finaxa is a societe anonyme organized under the laws of France and a holding company. As of January 1, 1995, Finaxa owned 60% of the voting shares of Midi
          Participations.

                    Each of AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle, Alpha Assurances Vie Mutuelle, and Alpha Assurances I.A.R.D. Mutuelle (collectively, the "Mutuelles AXA") is a mutual insurance company organized under the laws of France. As of January 1, 1995, the Mutuelles AXA owned approximately 62.1% of the issued shares (representing approximately 75.7% of the voting power) of Finaxa. As of January 1, 1995, the Mutuelles AXA owned, directly or indirectly, approximately 51.3% of the issued shares (representing approximately 65.8% of the voting power) of AXA. The Mutuelles AXA are owned by approximately 1.5 million policyholders.

                    Claude Bebear, Patrice Garnier and Henri de
          Clermont-Tonnerre, the AXA Voting Trustees, exercise all voting rights with respect to the shares of Equitable capital stock beneficially owned by AXA and its subsidiaries that have been deposited in the AXA Voting Trust. The business address, citizenship, and present and principal occupation of each of the AXA Voting Trustees are set forth on Schedule F attached hereto.

                    The address of the principal business and principal office of each of DLJ II, Associates II, Growth, Associates, Sprout VI, Growth II, DLJCC, Queally, ESC, LBO, DLJSC, and DLJ is 140 Broadway, New York, New York 10005. The address of the principal business and principal office of Equitable is 787 Seventh Avenue, New York, New York 10019.

                    The address of the principal business and principal office of each of AXA, Midi Participations, Finaxa and the AXA Voting Trustees is 23, avenue Matignon, 75008 Paris, France; of each of AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle is La Grande Arche, Paroi Nord, Cedex 41, 92044 Paris La Defense, France; of each of Alpha Assurances I.A.R.D. Mutuelle and Alpha Assurances Vie Mutuelle is Tour Franklin, 100/101 Terrasse Boildieu, Cedex 11, 92042 Paris La Defense, France; and of Uni Europe Assurance Mutuelle is 24, rue Druout, 75009 Paris, France.

                    The name, business address, citizenship, present and principal occupation or employment, and the name, principal business and address of any corporation or organization in which each such employment is conducted, of each executive officer or member, as applicable, of the Board of Directors or the Conseil d'Administration (French analogue of a board of directors) of DLJCC, LBO, DLJSC, DLJ, Equitable, AXA, Midi Participations, Finaxa, and the Mutuelles AXA are set forth on Schedules A through M, respectively, attached hereto.

                    During the past five (5) years, neither any of the Reporting Persons nor, to the best knowledge of any of the Reporting Persons, any of the other persons listed on Schedules A through M attached hereto, has been (i) convicted in a criminal proceedings (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to United States federal or state securities laws or finding any violation with respect to such laws.

          ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER  CONSIDERATION

                    Pursuant to a Preferred Stock Purchase
          Agreement and a Warrant Purchase Agreement, each dated as of December 31, 1990, copies of which are incorporated herein as Exhibits 4 and 5, respectively, (a) Sprout VI purchased from Old Champion 1,014,550 shares of Series A Convertible Preferred Stock, par value $.10 per share, of Old Champion ("Old Champion Series A") for an aggregate purchase price of approximately $1,014,550, (b) Growth purchased from Champion 700,670 shares of Old Champion Series A for an aggregate purchase price of approximately $700,670, and (c) DLJ II purchased from Champion 34,780 shares of Old Champion Series A for an aggregate purchase price of approximately $34,780. In addition, Sprout VI, Growth and DLJ II each acquired Warrants (the "1990 Warrants") to purchase shares of common stock, no par value, of Old Champion ("Old Champion Common"). A copy of the form of 1990 Warrants is attached hereto is Exhibit 6.

                    Pursuant to a Note and Stock Purchase Agreement dated May 27, 1992, a copy of which is attached hereto as
          Exhibit 7 (the "1992 Purchase Agreement"), (a) Sprout VI purchased from Old Champion a promissory note in the principal amount of $675,784, 111,174 shares of Series B Cumulative Convertible Preferred Stock, par value $.10 per share, of Old Champion ("Old Champion Series B"), and warrants (the "1992 Warrants") to purchase 28,383 shares of Old Champion Common for an aggregate purchase price of approximately $1,490,700, (b) Growth purchased from Old Champion a promissory note in the principal amount of $466,820, 76,795 shares of Old Champion Series B, and 1992 Warrants to purchase 19,607 shares of Old Champion Common, for an aggregate purchase price of approximately $1,373,000, and (c) DLJ II purchased from Old Champion a promissory note in the principal amount of $23,596, 3,881 shares of Old Champion Series B, and 1992 Warrants to purchase 991 shares of Old Champion Common, for an aggregate purchase price of approximately $69,400. A copy of the form of 1992 Warrants in attached hereto as
          Exhibit 8.

                    On April 29, 1993, Sprout VI, Growth and DLJ extended bridge loans to Old Champion in the amount of $900,825, $622,245 and $31,430, respectively, and received in connection therewith, in the aggregate, warrants (the "Bridge Warrants") to purchase 9,008 shares, 6,222 shares and 314 shares of Old Champion Common, respectively. Such bridge loans were repaid in November 1993. A copy of the form of Bridge Warrants is attached hereto as Exhibit 9.

                    In connection with Amendment No. 5 to the 1992 Purchase Agreement dated December 2, 1993 ("Amendment No. 5"), all of the promissory notes purchased by Sprout VI, Growth and DLJ II pursuant to the 1992 Purchase Agreement were paid in full. Pursuant to Amendment No. 5, certain of such promissory notes were used to exercise 1992 Warrants that were amended to permit the purchase of Old Champion Series B. Sprout VI acquired 14,191 shares of Old Champion Series B upon the tender of $167,454 principal amount of notes, Growth acquired 9,804 shares of Old Champion Series B upon the tender of $115,687 principal amount of notes, and DLJ II acquired 496 shares of Old Champion Series B upon the tender of $5,853 principal amount of notes.

                    Pursuant to a Series C Stock Purchase Agreement dated December 2, 1993, a copy of which is attached hereto as Exhibit 10, Sprout VI, Growth and DLJ II purchased 19,480 shares, 13,456 shares, and 680 shares, respectively, of Series C Preferred Stock of Old Champion (the "Old Champion Series C") for $18 per share.

                    Pursuant to a Series D Note and Stock Purchase Agreement dated December 31, 1993, a copy of which is attached hereto as Exhibit 11 (the "1993 Purchase Agreement"), (a) Sprout VI purchased from Old Champion a promissory note in the principal amount of $323,000, 18,419 shares of Series D Cumulative Convertible Preferred Stock, par value $.10 per share, of Old Champion ("Old Champion Series D"), and warrants (the "1993 Warrants") to purchase 9,690 shares of Old Champion Common for an aggregate purchase price of $655,838, (b) Growth II purchased from Old Champion a promissory note in the principal amount of $2,343,000, 134,150 shares of Old Champion Series D, and 1993 Warrants to purchase 70,290 shares of Old Champion Common for an aggregate purchase price of $4,757,700, (c) DLJCC purchased, on its own behalf and on behalf of certain employees of DLJSC, from Old Champion a promissory note in the principal amount of $423,000, 23,932 shares of Old Champion Series D, and 1993 Warrants to purchase 12,690 shares of Old Champion Common for an aggregate purchase price of $853,776, and (d) DLJSC purchased from Old Champion a promissory note in the principal amount of $155,000, 8,667 shares of Old Champion Series D and 1993 Warrants to purchase 4,650 shares of Old Champion common for an aggregate purchase price of $311,006. DLJSC was entitled to make payment of such purchase price through offset against the fees due DLJSC as placement agent in connection with the sale of the Old Champion Series D as provided in the 1993 Purchase Agreement. A copy of the form of 1993 Warrants is attached hereto as Exhibit 12.

                    On November 30, 1994, Old Champion exercised its right under the 1993 Purchase Agreement to require purchasers who agreed to purchase in the aggregate 623,453 shares of Series D Preferred Stock and 573,990 1993 Warrants to purchase such additional securities on December 30, 1994 (the "1994 D Issuance"). On December 30, 1994, (a) Sprout VI purchased a promissory note in the principal amount of $170,000, 8,898 shares of Series D Preferred Stock, and 1993 Warrants to purchase 5,100 Shares for an aggregate purchase price of $330,164, (b) Growth II purchased a promissory note in the principal amount of $1,234,000, 64,549 shares of Series D Preferred Stock and 1993 Warrants to purchase 37,020 Shares for an aggregate purchase price of $2,395,882, (c) DLJCC purchased a promissory note in the principal amount of $126,000, 6,569 shares of Series D Preferred Stock and 1993 Warrants to purchase 3,780 Shares for an aggregate purchase price of $244,242, and (d) DLJSC purchased a promissory note in the principal amount of $442,000, 24,563 shares of Series D Preferred Stock and 1993 Warrants to purchase 13,260 Shares for an aggregate purchase price $884,134.

          ITEM 4.   PURPOSE OF TRANSACTION

                    Each of Sprout VI, Growth, Growth II, DLJ II, ESC, DLJCC and DLJSC acquired the Shares reported in this
          Schedule 13D as beneficially owned directly by such person for investment or as compensation for services rendered. In addition, depending on market and other considerations, Sprout VI, Growth, Growth II, DLJ II, ESC, DLJCC and DLJSC may acquire additional Shares if such Shares become available at prices that are attractive to such persons. On the other hand, depending on market and other conditions, the Sprout VI, Growth, Growth II, DLJ II, ESC, DLJCC and DLJSC may dispose of all or a portion of the Shares that they now own or other securities of the Company that they may hereafter acquire.

                    On December 6, 1994, pursuant to an Agreement and Plan of Merger between Old Champion and AmeriHealth dated August 17, 1994, as amended (the "Merger Agreement"), Old Champion was merged with and into AmeriHealth (the "Merger"). Pursuant to the Merger Agreement, (a) AmeriHealth, a publicly traded corporation, was the surviving corporation in the Merger,
          (b) the name of the surviving corporation was changed to Champion Healthcare Corporation, (c) the Company's certificate of incorporation was amended, (d) all outstanding shares of AmeriHealth common stock were converted into the right to receive Shares based on the exchange ratio of 5.70358 shares of AmeriHealth common stock for one Share, plus cash in lieu of fractional shares, (e) all outstanding shares of AmeriHealth Series B preferred stock were converted into the right to receive cash in an amount equal to the redemption price of such stock, (f) each outstanding share of Old Champion Common was converted into the right to receive one Share,
          (g) each outstanding share of Old Champion preferred stock was converted into the right to receive (i) as to the Old Champion Series A, one share of either Series A or A-1 Convertible Preferred Stock, par value $.01 per share, of the Company (respectively, the "Series A Preferred Stock" or the "Series A-1 Preferred Stock"),
          (ii) as to the Old Champion Series B, one share of Series BB Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series BB Preferred Stock"), (iii) as to the Old Champion Series C, one share of Series C Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series C Preferred Stock"), and (iv) as to the Old Champion Series D, one share of Series D Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company (the "Series D Preferred Stock"), (h) all Old Champion options, warrants and subscription rights remained outstanding and were assumed by the Company, and (i) the Company board was comprised of 10 members, 8 of whom were members of the Old Champion board of directors and 2 of whom were members of the AmeriHealth board of directors.

                    As a result of the Merger, (a) the Series A
          Preferred Stock is convertible into Shares based on a conversion ratio of 3.685 shares of Series A Preferred Stock for one Share at any time at the election of the holder thereof, (b) the Series A-1 Preferred Stock is convertible into Shares based on a conversion ratio of 4 shares of Series A-1 Preferred Stock for one Share at any time at the election of the holder thereof, (c) the shares of Series BB Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are convertible into Shares based on a conversion ratio of 2 Shares for each share of such preferred stock at any time at the election of the holder thereof, and (d) each 1990 Warrant, 1992 Warrant, Bridge Warrant and 1993 Warrant outstanding immediately prior to the consummation of the Merger is exercisable for one Share at any time at the election of the holder thereof on or before December 31, 1997, June 1, 1999, April 30, 2000, and December 21, 2003,
          respectively, at an exercise price of $2.00, $5.90, $.01 and $9.00 per Share, respectively.

                    Pursuant to the D Stockholders Agreement,
          Growth, DLJ II, Sprout VI, Growth II, and DLJCC (collectively, the "Sprout Entities") have the right to nominate one director to the Company's Board of Directors so long as the Sprout Entities hold a certain amount of the securities purchased pursuant to the 1993 Purchase Agreement. Other parties thereto have the right to nominate seven members to the Board, including the holders of Series BB Preferred Stock and Series C Preferred Stock who, voting as a group, have the right to nominate one director (and in certain circumstances two directors) so long as they hold a certain amount of Series BB Preferred Stock and Series C Preferred Stock. The D Stockholders Agreement requires the Sprout Entities to vote their Shares for the election of all such nominees, subject to certain conditions. The voting agreement will terminate no later than June 1, 2000, unless extended by mutual agreement. The D Stockholders Agreement also contains certain restrictions on transfer and provides certain preemptive rights and the right to attend Company Board meetings.

                         DLJ II, Growth, Sprout VI, Growth II, DLJCC,
               ESC, DLJSC, DLJ and First Interstate Bank of California, as trustee (the "Trustee") are party to a Voting Trust Agreement dated as of August 31, 1995 (the "Champion Voting Trust Agreement"), the form of which is attached hereto as Exhibit 19 and is incorporated herein by reference. Pursuant to the Champion Voting Trust Agreement, DLJ II, Growth, Sprout VI, Growth II, DLJCC, ESC and DLJSC agreed to assign and deliver, or cause to be assigned and delivered, to the Trustee the Shares owned by such persons. Under the Champion Voting Trust Agreement, the Trustee has the exclusive right to vote the Shares held by the Trustee or to give written consent. The Trustee is required to vote all Shares in accordance with the Champion Voting Trust Agreement and to effect the agreements contained in the D Stockholders Agreement. Subject to such obligations, the Trustee has the right to vote the Shares as the Trustee in its sole judgment believes to be in the best interest of the shareholders of the Company generally. Shares issued by a dividend or distribution on the Shares held by the Trust will also be subject to the Champion Voting Trust Agreement. The Trustee is required to vote the Shares to prevent the election of more than one DLJ Affiliate (as defined in the Champion Voting Trust Agreement) as a director of the Company. The Champion Voting Trust Agreement provides certain restrictions on transfer of Shares, including, among other things, restrictions on transfers to DLJ Affiliates.

                         Attached hereto as Exhibits 20, 21 and 22 are
               Amendment Nos. 3, 4 and 5 to D Stockholders Agreement and Waiver and Consent dated March 31, May 1, 1995, and August 15, 1995, respectively, relating, among other things, to the transfer of Shares pursuant to the Champion Voting Trust Agreement.

               ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER

                         DLJ II may be deemed to be the beneficial owner
               of the 3,478 Shares directly owned by it and the 28,508 Shares issuable upon the conversion or exercise of the 34,780 shares of Series A Preferred Stock, 27,953 shares of Series A-1 Preferred Stock, 4,540 shares of Series BB Preferred Stock, 680 shares of Series C Preferred Stock and warrants to purchase 1,640 Shares owned by it. Accordingly, DLJ II may be deemed to beneficially own an aggregate of 31,986 Shares (the "DLJ II Shares"), or approximately 0.2% of the Shares outstanding. DLJ II has the sole power to dispose of the DLJ II Shares directly owned by it and has given sole voting power with respect to such Shares to the Trustee pursuant to the Champion Voting Trust Agreement.

                         Associates II, as the general partner of DLJ
               II, may be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the DLJ II Shares, or approximately 0.2% of the Shares outstanding.

                         Growth may be deemed to be the beneficial owner
               of the 96,316 Shares directly owned by it and the 565,972 Shares issuable upon the conversion or exercise of the 694,664 shares of Series A Preferred Stock, 553,869 shares of Series A-1 Preferred Stock, 89,857 shares of Series BB Preferred Stock, 13,456 shares of Series C Preferred Stock and warrants to purchase 32,366 Shares owned by it. Accordingly, Growth may be deemed to beneficially own an aggregate of 662,288 Shares (the "Growth Shares"), or approximately 4.7% of the Shares outstanding. Growth has the sole power to dispose of the Growth Shares directly owned by it and has given sole voting power with respect to such Shares to the Trustee pursuant to the Champion Voting Trust Agreement.

                         Associates, as a general partner of Growth, may
               be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Growth Shares, or approximately 4.7% of the Shares.

                         Sprout VI may be deemed to be the beneficial
               owner of the 101,456 Shares directly owned by it and the 888,997 Shares issuable upon the conversion or exercise of the 1,005,854 shares of Series A Preferred Stock, 801,987 shares of Series A-1 Preferred Stock, 130,079 shares of Series BB Preferred Stock, 19,480 shares of Series C Preferred Stock, 27,389 shares of Series D Preferred Stock and warrants to purchase 61,644 Shares directly owned by it. Accordingly, Sprout VI may be deemed to beneficially own an aggregate of 990,453 Shares (the "Sprout VI Shares"), or approximately 7.0% of the Shares outstanding. Sprout VI has the sole power to dispose of the Sprout VI Shares directly owned by it and has given sole voting power with respect to such Shares to the Trustee pursuant to the Champion Voting Trust Agreement.

                         Growth II may be deemed to be the beneficial
               owner of the 504,708 Shares (the "Growth II Shares") issuable upon the conversion or exercise of the 198,699 shares of Series D Preferred Stock and warrants to purchase 107,310 Shares directly owned by it, or approximately 3.5% of the Shares outstanding. Growth II has the sole power to dispose of the Growth II Shares directly owned by it and has given sole voting power with respect to such Shares to the Trustee pursuant to the Champion Voting Trust Agreement.

                         DLJCC may be deemed to be the beneficial owner
               of the 51,366 Shares issuable upon the conversion or exercise of the 20,223 shares of Series D Preferred Stock and warrants to purchase 10,920 Shares directly owned by it, or approximately 0.4% of the Shares outstanding. DLJCC, because of its relationships with DLJ II and Associates II, and Growth and Associates, and as the managing general partner of each Sprout VI and Growth II, also may be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the DLJ II Shares, the Growth Shares, the Sprout VI Shares and the Growth II Shares, for an aggregate of 2,240,801 Shares (the "DLJCC Shares"), or approximately 15.6% of the Shares outstanding. DLJCC has the sole power to dispose of the Shares directly owned by it and has given sole voting power with respect to such Shares to the Trustee pursuant to the Champion Voting Trust Agreement.

                         ESC may be deemed to be the beneficial owner of
               the 1,605 Shares (the "ESC Shares") issuable upon the conversion or exercise of the 633 shares of Series D Preferred Stock and warrants to purchase 339 Shares directly owned by it, or less than 0.1% of the Shares outstanding. ESC has the sole power to vote and the sole power to dispose of the ESC Shares directly owned by it and has given sole voting power with respect to such Shares to the Trustee pursuant to the Champion Voting Trust Agreement.

                         LBO, as the manager of ESC, may be deemed, for
               the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the ESC Shares, or less than 0.1% of the Shares outstanding.

                         DLJSC may be deemed to be the beneficial owner
               of the 82,765 Shares (the "DLJSC Shares") issuable upon the conversion or exercise of the 32,597 shares of Series D Preferred Stock and warrants to purchase 17,571 Shares directly owned by it, or approximately 0.6% of the Shares outstanding. DLJSC has the sole power to dispose of the DLJSC Shares directly owned by it and has given sole voting power with respect to such Shares to the Trustee pursuant to the Champion Voting Trust Agreement.

                         As the sole stockholder of DLJCC and DLJSC, DLJ
               may be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the DLJCC Shares and the DLJSC Shares. In addition, as the sole stockholder of LBO, DLJ may be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that are beneficially owned indirectly by LBO.

                         Because of Equitable's ownership of DLJ,
               Equitable may be deemed, for the purposes of Rule 13d-3 under the Act, to beneficially own indirectly the DLJCC Shares, the DLJSC Shares and the Shares attributed to LBO that may be deemed to be beneficially owned indirectly by DLJ.

                         Because of AXA's ownership interest in
               Equitable, and the AXA Voting Trustees' power to vote the Equitable shares placed in the AXA Voting Trust, each of AXA and the AXA Voting Trustees may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that Equitable may be deemed to beneficially own. Because of the direct and indirect ownership interest in AXA of Midi Participations, Finaxa and the Mutuelles AXA, each of Midi Participations, Finaxa and the Mutuelles AXA may be deemed, for purposes of Rule 13d-3 under the Act, to beneficially own indirectly the Shares that AXA may be deemed to beneficially own. AXA, Midi Participations, Finaxa, the Mutuelles AXA and the AXA Voting Trustees disclaim beneficial ownership of any Shares.

                         The Reporting Persons, in the aggregate, may be
               deemed to beneficially own 2,325,171 Shares, or approximately 16.2% of the Shares outstanding. The percentage of Shares outstanding reported as beneficially owned by each Reporting Person herein on the date hereof is based upon (a) the 4,243,975 Shares outstanding on August 31, 1995, as stated by the Company, (b) the conversion of all outstanding shares of Company preferred stock into 9,920,407 Shares, as stated by the Company, which shares of preferred stock have voting rights on all matters according to the number of Shares into which such preferred shares are convertible, and (c) the Shares deemed to be beneficially owned by each Reporting Person upon the conversion or exercise of shares of Company preferred stock and warrants directly owned by such person.

                         On October 31, 1994, DLJCC transferred record
               ownership of 10,278 shares of Old Champion Series D and, on December 1, 1994, transferred record ownership of 1993 Warrants to purchase 5,550 shares of Old Champion Common to certain employees of DLJSC. In connection with such transfer, each such transferee granted a power of attorney and proxy with regard to such securities to Robert Diemar, Jr., an employee of DLJSC. The Reporting Persons disclaim beneficial ownership of such securities.

               ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER

                         The information set forth in Item 3 and Item 4
               above is incorporated herein by reference.

                         Certain of the Reporting Persons have certain
               "demand" and "piggyback" registration certain rights with respect to their Shares as provided in the Series A Preferred Stock, the Series A-1 Preferred Stock, the Series BB Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock and warrants to purchase Shares pursuant to the Stock Registration Agreement, dated December 31, 1990, the Series B and Series C Stock Registration Agreement, dated December 2, 1993, and the Series D Stock Registration Agreement, dated December 31, 1993, copies of which are attached hereto as Exhibits 13, 14 and 15, respectively. Pursuant to the Merger Agreement, the Company has assumed the obligations under such registration rights agreements.

                         Pursuant to a letter agreement dated December
               30, 1990, a copy of which is attached hereto as Exhibit 16, Old Champion agreed, for a period of six years, to negotiate in good faith first with DLJSC the terms under which DLJSC would be selected as the managing underwriter or co-managing underwriter of any underwritten public offering of debt or equity securities by Old Champion.

               ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS

                         The following material was filed as Exhibits to
               the Schedule 13D dated December 15, 1994:

                    2    Powers of Attorney (Associates and Associates
               II)

                    3    D Stockholders Agreement dated December 31, 1993

                    4    Preferred Stock Purchase Agreement dated
               December 31, 1990

                    5    Warrant Purchase Agreement dated December 31, 1990

                    6    Form of 1990 Warrants

                    7    Note and Stock Purchase Agreement dated May 27, 1992

                    8    Form of 1992 Warrants

                    9    Form of Bridge Warrants

                    10   Series C Stock Purchase Agreement dated December 2,
                         1993

                    11 Series D Note and Stock Purchase Agreement dated December 31, 1993

                    12   Form of 1993 Warrants

                    13   Stock Registration Agreement dated December 31, 1990

                    14   Series B and Series C Stock Registration
                         Agreement dated December 2, 1993

                    15 Series D Stock Registration Agreement dated December 31, 1993

                    16   Letter Agreement dated December 31, 1990

               The following material is being filed as Exhibits hereto:

                    17   Joint Filing Agreement

                    18 Powers of Attorney (AXA, Midi Participations, Finaxa, the Mutuelles AXA and the AXA Voting Trustees)

                    19   Voting Trust Agreement dated as of August 31,
                         1995

                    20 Amendment No. 3 to D Stockholders Agreement dated March 31, 1995

                    21 Amendment No. 4 to D Stockholders Agreement dated May 1, 1995

                    22 Amendment No. 5 to D Stockholders Agreement dated August 15, 1995


                                       SIGNATURE

                         After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  August 31, 1995

                                         DLJ VENTURE CAPITAL FUND II, L.P.

                                         By:  DLJ Fund Associates II
                                              General Partner

                                            By:  /s/ Thomas E. Siegler

                                                   Thomas E. Siegler
                                                   Attorney-in-fact


                                       SIGNATURE

                         After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  August 31, 1995

                                         DLJ FUND ASSOCIATES II

                                         By:  /s/ Thomas E. Siegler

                                                Thomas E. Siegler
                                                Attorney-in-fact



                                       SIGNATURE

                         After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  August 31, 1995

                                         SPROUT GROWTH, L.P.

                                         By:  DLJ Growth Associates
                                                General Partner

                                         By:   /s/ Thomas E. Siegler
                                             Thomas E. Siegler
                                              Attorney-in-Fact


                                       SIGNATURE

                         After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  August 31, 1995

                                         DLJ GROWTH ASSOCIATES

                                         By:  DLJ Capital Corporation
                                                General Partner

                                            By:  /s/ Thomas E. Siegler

                                                  Thomas E. Siegler
                                                   Secretary and Treasurer


                                       SIGNATURE

                         After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  August 31, 1995

                                         SPROUT CAPITAL VI, L.P.

                                         By:  DLJ Capital Corporation
                                              Managing General Partner


                                            By:  /s/ Thomas E. Siegler

                                                   Thomas E. Siegler
                                                   Secretary and Treasurer


                                       SIGNATURE

                         After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  August 31, 1995

                                         SPROUT GROWTH II, L.P.

                                         By: DLJ Capital Corporation
                                             Managing General Partner

                                             By:  /s/ Thomas E. Siegler

                                                  Thomas E. Siegler
                                                  Secretary and Treasurer


                                       SIGNATURE

                         After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  August 31, 1995

                                         DLJ CAPITAL CORPORATION

                                         By:  /s/ Thomas E. Siegler

                                              Thomas E. Siegler
                                              Secretary and Treasurer


                                       SIGNATURE

                         After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  August 31, 1995

                                         DLJ FIRST ESC L.L.C.

                                         By:  DLJ LBO Plans Management
                                              Corporation Manager

                                         By:  /s/ Thomas E. Siegler

                                              Thomas E. Siegler
                                              Vice President


                                       SIGNATURE

                         After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  August 31, 1995

                                         DLJ LBO PLANS MANAGEMENT
                                            CORPORATION

                                         By:  /s/ Thomas E. Siegler

                                              Thomas E. Siegler
                                              Vice President


                                       SIGNATURE

                         After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  August 31, 1995

                                        DONALDSON, LUFKIN &
                                          JENRETTE SECURITIES
                                          CORPORATION

                                        By: /s/ Thomas E. Siegler

                                          Thomas E. Siegler
                                          Senior Vice President


                                       SIGNATURE

                         After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  August 31, 1995

                                        DONALDSON, LUFKIN &
                                          JENRETTE, INC.

                                        By: /s/ Thomas E. Siegler
                                             Thomas E. Siegler
                                             Senior Vice President


                                       SIGNATURE

                         After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  August 31, 1995

                                        THE EQUITABLE COMPANIES
                                           INCORPORATED

                                        By:  /s/ Joanne T. Marren

                                             Joanne T. Marren
                                             Senior Vice President and
                                             Deputy General Counsel


                                       SIGNATURE

                         After reasonable inquiry and to the best of my
               knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:  August 31, 1995

                                        AXA
                                        MIDI PARTICIPATIONS
                                        FINAXA
                                        AXA ASSURANCES I.A.R.D. MUTUELLE
                                        AXA ASSURANCES VIE MUTUELLE
                                        UNI EUROPE ASSURANCE MUTUELLE
                                        ALPHA ASSURANCES VIE MUTUELLE
                                        ALPHA ASSURANCES I.A.R.D. MUTUELLE
                                        CLAUDE BeBeAR, as Voting Trustee
                                        PATRICE GARNIER, as Voting Trustee
                                        HENRI DE CLERMONT-TONNERRE,
                                           as Voting Trustee

                                        Signed on behalf of each of the
                                        above

                                        By:  /s/ Joanne T. Marren

                                             Joanne T. Marren
                                             Attorney-in-fact


                                                                 SCHEDULE A

                             Executive Officers and Directors
                                            of
                                  DLJ Capital Corporation

                         The names of the Directors and the names and
               titles of the Executive Officers of DLJ Capital Corporation ("DLJCC") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of DLJCC at 140 Broadway, New York, New York 10005. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJCC and each individual is a United States citizen.

                Name, Business Address      Present Principal
                                            Occupation

                *  Richard E. Kroon         President and Chief
                                            Executive Officer

                *  Anthony F. Daddino       Vice President; Executive
                                            Vice President and Chief
                                            Financial Officer,
                                            Donaldson, Lufkin &
                                            Jenrette, Inc.

                *  Thomas E. Siegler        Secretary and Treasurer;
                                            Senior Vice President and
                                            Secretary, Donaldson,
                                            Lufkin & Jenrette, Inc.

               ____________
               *  Director



                                                                 SCHEDULE B

                             Executive Officers and Directors
                                            of
                           DLJ LBO Plans Management Corporation

                         The names of the Directors and the names and
               titles of the Executive Officers of DLJ LBO Plans Management Corporation ("LBO") and their business addresses and principal occupations are set forth below. Each Director's or Executive Officer's business address is that of LBO at 140 Broadway, New York, New York 10005. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to LBO and each individual is a United States citizen.

                Name, Business Address      Present Principal
                                            Occupation

                *  Anthony F. Daddino       President; Executive Vice
                                            President and Chief
                                            Financial Officer,
                                            Donaldson, Lufkin &
                                            Jenrette, Inc.

                *  Vincent De Giaimo        Vice President

                *  Thomas E. Siegler        Vice President and
                                            Secretary; Senior Vice
                                            President and Secretary,
                                            Donaldson, Lufkin &
                                            Jenrette, Inc.

                *  Edward A. Poletti        Vice President and
                                            Treasurer

               _______________
               *  Director


                                                                 SCHEDULE C

                             Executive Officers and Directors
                                            of
                    Donaldson, Lufkin & Jenrette Securities Corporation

                         The names of the Directors and the names and
               titles of the Executive Officers of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJSC at 140 Broadway, New York, New York 10005. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJSC and each individual is a United States citizen.

                Name, Business Address      Present Principal
                                            Occupation

                *  John S. Chalsty          Chairman, President and
                                            Chief Executive Officer

                *  Carl B. Menges           Vice Chairman of the Board

                *  Richard S. Pechter       Managing Director

                *  Theodore P. Shen         Managing Director

                *  Anthony F. Daddino       Executive Vice President
                                            and Chief Financial
                                            Officer

                *  Joe L. Roby              Managing Director

               ______________
               *Director


                                                                 SCHEDULE D

                             Executive Officers and Directors
                                            of
                            Donaldson, Lufkin & Jenrette, Inc.

                         The names of the Directors and the names and
               titles of the Executive Officers of Donaldson, Lufkin & Jenrette, Inc. ("DLJ") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of DLJ at 140 Broadway, New York, New York 10005. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to DLJ and each individual is a United States citizen.

                Name, Business Address      Present Principal
                                            Occupation

                *  John S. Chalsty          President and Chief
                                            Executive Officer

                *  Richard H. Jenrette      Chairman of the Board;
                787 Seventh Avenue          Chairman of the Board and
                New York, NY 10019          Chief Executive Officer,
                                            The Equitable Companies
                                            Incorporated;  Chairman of
                                            the Executive Committee of
                                            the Board, The Equitable
                                            Life Assurance Society of
                                            the United States

                *  Anthony F. Daddino       Executive Vice President
                                            and Chief Financial
                                            Officer

                *  Christophe Dupont-       Senior Vice President, AXA
                Madinier(1)                 International
                AXA International
                23, avenue Matignon
                75008 Paris, France

                *  Henri de Castries(1)     Executive Vice President,
                AXA                         AXA
                23, avenue Matignon
                75008 Paris, France

                *  Henri Hottinguer(3)      Chairman and Chief
                Banque Hottinguer           Executive, Banque
                38, rue de Provence         Hottinguer (banking)
                75009 Paris, France

                *  W. Edwin Jarmain(2)      President, Jarmain Group
                Jarmain Group Inc.          Inc. (private investment
                95 Wellington St. West      holding company)
                Suite 805
                Toronto, Ontario M5J 2N7
                Canada

                *  Jerry de St. Paer        Executive Vice President
                787 Seventh Avenue          and Chief Financial
                New York, NY 10019          Officer, The Equitable
                                            Companies Incorporated;
                                            Executive Vice President
                                            and Chief Financial
                                            Officer, The Equitable
                                            Life Assurance Society of
                                            the United States

                *  Joseph J. Melone         President and Chief
                787 Seventh Avenue          Operating Officer, The
                New York, NY 10019          Equitable Companies
                                            Incorporated; Chairman of
                                            the Board and Chief
                                            Executive Officer, The
                                            Equitable Life Assurance
                                            Society of the United
                                            States

                *  Carl B. Menges           Vice Chairman of the Board

                *  Richard S. Pechter       Managing Director
                One Pershing Plaza
                Jersey City, NJ 07399

                *  Joe L. Roby              Managing Director

                *  Theodore P. Shen         Managing Director

                Robert J. Albano            Senior Vice President and
                                            Director of Compliance and
                                            Regulatory Affairs

                Michael M. Bendik           Senior Vice President and
                                            Chief Accounting Officer

                Michael A. Boyd             Senior Vice President and
                                            General Counsel

                Joseph D. Donnelly          Senior Vice President and
                One Pershing Plaza          Associate General Counsel
                Jersey City, NJ  07599

                Stuart S. Flamberg          Senior Vice President and
                                            Director of Taxes

                Roy A. Garman               Senior Vice President and
                                            Controller

                Charles J. Hendrickson      Senior Vice President and
                                            Treasurer

                Gerald B. Rigg              Senior Vice President and
                                            Director of Human
                                            Resources

                Thomas E. Siegler           Senior Vice President and
                                            Secretary

               ____________________
                *        Director
               (1)  Citizen of the Republic of France
               (2)  Citizen of Canada
               (3)  Citizen of Switzerland




                                                                 SCHEDULE E

                             Executive Officers and Directors
                                            of
                           The Equitable Companies Incorporated

                         The names of the Directors and the names and
               titles of the Executive Officers of The Equitable Companies Incorporated ("Equitable") and their business addresses and principal occupations are set forth below. If no address is given, the Director's or Executive Officer's business address is that of Equitable at 787 Seventh Avenue, New York, New York 10019. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Equitable and each individual is a United States citizen.

                Name, Business Address      Present Principal
                                            Occupation

                *  Claude Bebear(1)         Chairman and Chief
                AXA                         Executive Officer, AXA
                23, avenue Matignon
                75008 Paris, France

                *  James M. Benson          Senior Executive Vice
                                            President, The Equitable
                                            Companies Incorporated;
                                            President and Chief
                                            Operating Officer, The
                                            Equitable Life Assurance
                                            Society of the United
                                            States

                *  Henri de Castries        Executive Vice President,
                AXA                         Financial Services and
                23, avenue Matignon         Life Insurance Activities,
                75008 Paris, France         AXA

                Jerry M. de St. Paer        Executive Vice President
                                            and Chief Financial
                                            Officer, The Equitable
                                            Companies Incorporated;
                                            Executive Vice President
                                            and Chief Financial
                                            Officer, The Equitable
                                            Life Assurance Society of
                                            the United States;
                                            Director, Donaldson,
                                            Lufkin, & Jenrette, Inc.

                *  Joseph L. Dionne         Chairman and Chief
                The McGraw-Hill Companies   Executive Officer, The
                1221 Avenue of the          McGraw-Hill Companies
                Americas                    (multi-media publishing
                New York, NY  10020         and informational
                                            services)

                *  William T. Esrey         Chairman and Chief
                Sprint Corporation          Executive Officer, Sprint
                P.O. Box 11315              Corporation (international
                Kansas City, MO  64112      telecommunications
                                            company)

                *  Jean-Rene Fourtou(1)     Chairman and Chief
                Rhone-Poulenc S.A.          Executive Officer, Rhone-
                25 quai Paul Doumer         Poulenc S.A. (industry)
                92408 Courbevoie,
                France

                Robert E. Garber            Executive Vice President
                                            and General Counsel, The
                                            Equitable Companies
                                            Incorporated; Executive
                                            Vice President and General
                                            Counsel, The Equitable
                                            Life Assurance Society of
                                            the United States

                *  Donald J. Greene         Partner, LeBoeuf,  Lamb,
                LeBoeuf, Lamb, Greene &     Greene & MacRae (law firm)
                MacRae
                125 West 55th Street
                New York, NY 10019

                *  John T. Hartley          Chairman and Chief
                Harris Corporation          Executive Officer, Harris
                1025 Nasa Boulevard         Corporation (manufacturer
                Melbourne, FL  32919        of electronic, telephone
                                            and copying systems)

                *  John H.F. Haskell, Jr.   Director and Managing
                Dillon, Read & Co., Inc.    Director, Dillon, Read &
                535 Madison Avenue          Co., Inc. (investment
                New York, NY  10028         banking firm)

                *  W. Edwin Jarmain(2)      President, Jarmain Group
                Jarmain Group Inc.          Inc. (private investment
                95 Wellington St. West      holding company)
                Suite 805
                Toronto, Ontario M5J 2N7
                Canada

                *  Richard H. Jenrette      Chairman of the Board and
                                            Chief Executive Officer,
                                            The Equitable Companies
                                            Incorporated; Chairman of
                                            the Executive Committee of
                                            the Board, The Equitable
                                            Life Assurance Society of
                                            the United States

                *  Winthrop Knowlton        Chairman, Knowlton
                Knowlton Brothers, Inc.     Brothers, Inc. (private
                530 Fifth Avenue            investment firm);
                New York, NY  10036         President and Chief
                                            Executive Officer,
                                            Knowlton Associates, Inc.
                                            (consulting firm)

                *  Arthur L. Liman          Partner, Paul, Weiss,
                Paul, Weiss, Rifkind,       Rifkind, Wharton &
                  Wharton & Garrison        Garrison (law firm)
                1285 Avenue of the
                Americas
                New York, NY  10019

                Joanne T. Marren            Senior Vice President and
                                            Deputy General Counsel

                William T. McCaffrey        Executive Vice President
                                            and Chief Administrative
                                            Officer, The Equitable
                                            Companies Incorporated;
                                            Executive Vice President
                                            and Chief Administrative
                                            Officer, The Equitable
                                            Life Assurance Society of
                                            the United States

                *  Joseph J. Melone         President and Chief
                                            Operating Officer, The
                                            Equitable Companies
                                            Incorporated; Chairman of
                                            the Board and Chief
                                            Executive Officer, The
                                            Equitable Life Assurance
                                            Society of the United
                                            States

                Peter D. Noris              Executive Vice President
                                            and Chief Investment
                                            Officer, The Equitable
                                            Companies Incorporated;
                                            Executive Vice President
                                            and Chief Investment
                                            Officer, The Equitable
                                            Life Assurance Society of
                                            the United States

                *  Wyndham G. Robertson     Vice President for
                University of North         Communications, University
                Carolina                    of North Carolina
                P.O. Box 2688               (education)
                Chapel Hill, NC  27515-
                2688

                *  George J. Sella, Jr.     Retired Chairman and Chief
                American Cyanamid Company   Executive Officer,
                P.O. Box 3017               American Cyanamid Company
                Newton, NJ  07860           (manufacturer
                                            pharmaceutical products
                                            and agricultural products)

                *  Sir Douglas W.G.         Chairman, Nomura
                Wass(3)                     International, plc
                Nomura International        (international investment
                1 St. Martin's LeGrand      banking firm); Chairman,
                London ECI A4 NP            AXA Equity and Law Life
                England                     Assurance Society, plc
                                            (insurance)

                *  Dave H. Williams         Chairman and Chief
                Alliance Capital            Executive Officer,
                Management Corporation      Alliance Capital
                1345 Avenue of the          Management Corp.
                Americas                    (investment company)
                New York, NY  10105

                ________________
                *        Director
               (1)  Citizen of the Republic of France
               (2)  Citizen of Canada
               (3)  Citizen of the United Kingdom



                                                              SCHEDULE F

                                Executive Officers and
                          Members of Conseil d'Administration
                                           of
                                          AXA

                         The names of the Members of Conseil
               d'Administration and the names and titles of the Executive Officers of AXA and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA and each individual is a citizen of the Republic of France.

                Name, Business Address    Present Principal Occupation

                * Claude Bebear           Chairman and Chief Executive
                                          Officer

                Henri de Castries         Executive Vice President,
                                          Financial Services and Life
                                          Insurance Activities

                FranCoise Colloc'h        Executive Vice President,
                                          Culture, Management and Public
                                          Relations

                Christian Excoffier       Chief Executive Officer, AXA
                                          Reassurance

                Gerard de la Martiniere   Executive Vice President,
                                          Corporate Finance and
                                          Administrative Services

                Jean-Paul Saillard        Corporate Secretary

                Claude Tendil             Executive Vice President, Non-
                                          Life and Composite Insurance
                                          Activities

                * Antoine Bernheim        Partner and Managing Director
                121, boulevard Haussman   Lazard Freres et Cie
                75008 Paris, France       (investment banking)

                * Henri de Clermont-      Chairman, Societe d'Armement et
                Tonnerre                  de Navigation Charles
                90, rue de Miromesnil     Schiaffino (transportation)
                75008 Paris, France

                * Eugenio Coppola di      Chairman, Assicurazioni
                Canzano(1)                Generali S.p.A. (insurance)
                Piazza Duca Degli
                Abruzzi 2
                34132 Trieste, Italy

                * David Dautresme         Partner and Managing Director
                121, boulevard Haussman   Lazard Freres et Cie
                75008 Paris, France       (investment banking)

                * Jean-Rene Fourtou       Chairman and Chief Executive
                25, quai Paul Doumer      Officer, Rhone-Poulenc S.A.
                92408 Courbevoie, France  (industry)

                * Michel FranCois-Poncet  Chairman of the Supervisory
                3, rue d'Autin            Board of Compagnie Financiere
                75002 Paris, France       Paribas and Banque Paribas
                                          (financial services and
                                          banking)

                * Patrice Garnier         Retired

                * Gianfranco Gutty (1)    Director and Executive Officer,
                Piazza Duca Degli         Assicurazioni Generali S.p.A.
                Abruzzi 2                 (insurance)
                34132 Trieste, Italy

                * Henri Hottinguer (2)    Chairman and Chief Executive
                38, rue de Provence       Officer, Banque Hottinguer
                75009 Paris, France       (banking)

                * Didier Pineau-          Chief Executive Officer,
                Valencienne               Schneider S.A. (electric
                64-70, avenue Jean        equipment)
                Baptiste Clement
                92646 Boulogne Cedex,
                France

                * Richard H. Jenrette     Chairman and Chief Executive
                (3)                       Officer, The Equitable
                787 Seventh Avenue        Companies Incorporated
                New York, New York
                10019

                * Sir Douglas William     Chairman, Nomura International
                Gretton Wass (4)          plc (investment banking);
                St. Martins Le Grand      Chairman, AXA Equity and Law
                London EC14NP, United     Life Assurance Society, plc
                Kingdom                   (insurance)

               _______________________
               *  Member, Conseil d'Administration
               (1)  Citizen of Italy
               (2)  Citizen of Switzerland
               (3)  Citizen of the United States of America
               (4)  Citizen of the United Kingdom


                                                               SCHEDULE   G

                                  Executive Officers and
                            Members of Conseil d'Administration
                                            of
                                    MIDI PARTICIPATIONS

                         The names of the Members of Conseil
               d'Administration and the names and titles of the Executive Officers of Midi Participations and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Midi Participations at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Midi Participations and each individual is a citizen of the Republic of France.

                Name, Business Address    Present Principal Occupation

                * Claude Bebear           Chairman and Chief Executive
                                          Officer; Chairman and Chief
                                          Executive Officer, AXA

                * Eugenio Coppola di      Chairman, Assicurazioni
                Canzano (1)               Generali S.p.A. (insurance)
                Piazza Duca Degli
                Abruzzi 2
                34132 Trieste, Italy

                * Jean-Rene Fourtou       Chairman and Chief Executive
                25, quai Paul Doumer      Officer, Rhone-Poulenc S.A.
                92408 Courbevoie, France  (industry)

                * Patrice Garnier         Retired

                * Gianfranco Gutty (1)    Director and Executive
                Piazza Duca Degli         Officer, Assicurazioni
                Abruzzi 2                 Generali S.p.A. (insurance)
                34132 Trieste, Italy


               ______________________
               *  Member, Conseil d'Administration
               (1)  Citizen of Italy


                                                            SCHEDULE   H

                                Executive Officers and
                          Members of Conseil d'Administration
                                           of
                                         FINAXA

                         The names of the Members of Conseil
               d'Administration and the names and titles of the Executive Officers of Finaxa and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Finaxa at 23, avenue Matignon, 75008 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Finaxa and each individual is a citizen of the Republic of France.

                Name, Business Address    Present Principal Occupation

                * Claude Bebear           Chairman and Chief Executive
                                          Officer; Chairman and Chief
                                          Executive Officer, AXA

                * Henri de Clermont-      Chairman, Societe d'Armement
                Tonnerre                  et de Navigation Charles
                90, rue de Miromesnil     Schiaffino (transportation)
                75008 Paris, France

                * Patrice Garnier         Retired

                * Henri Hottinguer (1)    Chairman and Chief Executive
                38, rue de Provence       Officer, Banque Hottinguer
                75009 Paris, France       (banking)

                * Paul Hottinguer (1)     Assistant Chairman and Chief
                38, rue de Provence       Executive Officer, Banque
                75009 Paris, France       Hottinguer (banking)

                * Georges Rousseau        Chairman, Apave Normandies
                2, rue des Mouettes       (consulting)
                76130 Mont Saint Aignan,
                France

                *  Jean-Rene Fourtou      Chairman and Chief Executive
                25, quai Paul Doumer      Officer, Rhone-Poulenc S.A.
                92408 Courbevoie, France  (industry)


               ______________________
               *  Member, Conseil d'Administration
               (1)  Citizen of Switzerland


                                                            SCHEDULE   I

                                Executive Officers and
                          Members of Conseil d'Administration
                                           of
                            AXA ASSURANCES I.A.R.D. MUTUELLE

                         The names of the Members of Conseil
               d'Administration and the names and titles of the Executive Officers of AXA Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances I.A.R.D. Mutuelle at La Grande Arche, Paroi Nord, Cedex 41, 92044 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

                Name, Business Address    Present Principal Occupation

                * Claude Bebear           Chairman and Chief Executive
                23, avenue Matignon       Officer; Chairman and Chief
                75008 Paris, France       Executive Officer, AXA

                * Claude Tendil           General Manager; Executive
                23, avenue Matignon       Vice President, Non-Life and
                75008 Paris, France       Composite Insurance
                                          Activities, AXA

                * Henri de Castries       Executive Vice President,
                23, avenue Matignon       Financial Services and Life
                75008 Paris, France       Insurance Activities, AXA

                * Gerard Coutelle         Retired

                * Jean-Rene Fourtou       Chairman and Chief Executive
                25, quai Paul Doumer      Officer, Rhone-Poulenc S.A.
                92408 Courbevoie, France  (industry)

                * Patrice Garnier         Retired

                * Henri Lachmann          Chairman and Chief Executive
                56, rue Jean Giraudoux    Officer, Strafor Facom
                67000 Strasbourg, France  (office furniture)

                * FranCoise Richer        Retired

                * Georges Rousseau        Chairman, Apave Normandies
                2, rue des Mouettes       (consulting)
                76130 Mont Saint Aignan,
                France

                * Nicolas Thiery          Chairman and Chief Executive
                6 Cite de la Chapelle     Officer, Etablissements
                75018 Paris, France       Jaillard (management
                                          consulting)

                * Francis Vaudour         Chief Executive Officer,
                14, boulevard Industriel  Segafredo Zanetti France S.A.
                76301 Sotteville les      (coffee importing and
                Rouen, France             processing)

                * Jean-Pierre Chaffin     Manager, Federation de la
                5, rue la Bruyere         Metallurgie (industry)
                75009 Paris, France


               ___________________
               *  Member, Conseil d'Administration


                                                            SCHEDULE   J

                                Executive Officers and
                          Members of Conseil d'Administration
                                           of
                              AXA ASSURANCES VIE MUTUELLE

                         The names of the Members of Conseil
               d'Administration and the names and titles of the Executive Officers of AXA Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of AXA Assurances Vie Mutuelle at La Grande Arche, Paroi Nord,
               Cedex 41, 92044 Paris La Defense, France.   Unless
               otherwise indicated, each occupation set forth opposite an individual's name refers to AXA Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

                Name, Business Address    Present Principal Occupation

                * Claude Bebear           Chairman and Chief Executive
                23, avenue Matignon       Officer; Chairman and Chief
                75008 Paris, France       Executive Officer, AXA

                * Claude Tendil           General Manager; Executive
                23, avenue Matignon       Vice President, Non-Life and
                75008 Paris, France       Composite Insurance
                                          Activitites, AXA
                * Henri de Castries       Executive Vice President,
                23, avenue Matignon       Financial Services and Life
                75008 Paris, France       Insurance Activities, AXA

                * Henri de Clermont-      Chairman, Societe d'Armement
                Tonnerre                  et de Navigation Charles
                90, rue de Miromesnil     Schiaffino (transportation)
                75008 Paris, France

                * Gerard Coutelle         Retired

                * Jean-Rene Fourtou       Chairman and Chief Executive
                25, quai Paul Doumer      Officer, Rhone-Poulenc S.A.
                92408 Courbevoie, France  (industry)

                * Patrice Garnier         Retired

                * Henri Lachmann          Chairman and Chief Executive
                56, rue Jean Giraudoux    Officer, Strafor Facom
                67000 Strasbourg, France  (office furniture)

                * FranCoise Richer        Retired

                * Georges Rousseau        Chairman, Apave Normandies
                2, rue des Mouettes       (consulting)
                76130 Mont Saint Aignan,
                France

                * Nicolas Thiery          Chairman and Chief Executive
                6 Cite de la Chapelle     Officer, Etablissements
                75018 Paris, France       Jaillard (management
                                          consulting)

                * Francis Vaudour         Chief Executive Officer,
                14, boulevard Industriel  Segafredo Zanetti France S.A.
                76301 Sotteville les      (coffee importing and
                Rouen, France             processing)

                * Jean-Pierre Chaffin     Manager, Federation de la
                5, rue la Bruyere         Metallurgie (industry)
                75009 Paris, France


               __________________
               *  Member, Conseil d'Administration


                                                            SCHEDULE   K

                                Executive Officers and
                          Members of Conseil d'Administration
                                          of
                             UNI EUROPE ASSURANCE MUTUELLE

                         The names of the Members of Conseil
               d'Administration and the names and titles of the Executive Officers of Uni Europe Assurance Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Uni Europe Assurance Mutuelle at 24, rue Druout, 75009 Paris, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Uni Europe Assurance Mutuelle and each individual is a citizen of the Republic of France.

                Name, Business Address    Present Principal Occupation

                * Claude Bebear           Chairman and Chief Executive
                23, avenue Matignon       Officer; Chairman and Chief
                75008 Paris, France       Executive Officer, AXA

                * Claude Tendil           General Manager; Executive
                23, avenue Matignon       Vice President, Non-Life and
                75008 Paris, France       Composite Insurance
                                          Activitites, AXA
                * Francis Cordier         Chairman and Chief Executive
                rue Nicephone Niepce BP   Officer, Group Demay Lesieur
                232 76304 Sotteville Les  (food industry)
                Rouen, France

                * Gerard Coutelle         Retired

                * Jean-Rene Fourtou       Chairman and Chief Executive
                25, quai Paul Doumer      Officer, Rhone-Poulenc S.A.
                92408 Courbevoie, France  (industry)

                * Patrice Garnier         Retired

                * Henri Lachmann          Chairman and Chief Executive
                56, rue Jean Giraudoux    Officer, Strafor Facom
                67000 Strasbourg, France  (office furniture)

                * Marcel Gontard          Chairman and Chief Executive
                18-20, Place de la        Officer, Compagnie Fonciere
                Madeleine 75008 Paris,    de France (real estate)
                France

                * Francis Magnan          Chairman and Chief Executive
                50, boulevard des Dames   Officer, Groupe Daher (air
                13002 Marseille, France   and sea transportation)

                * Jean de Ribes           Chief Executive Officer,
                13, rue Notre Dame des    Banque Rivaud (banking)
                Victoires 75008 Paris,
                France

                * Georges Rousseau        Chairman, Apave Normandies
                2, rue des Mouettes       (consulting)
                76130 Mont Saint Aignan,
                France

                * Jean-Paul Saillard      Corporate Secretary, AXA
                23, avenue Matignon
                75008 Paris, France


               ______________________
               *  Member, Conseil d'Administration


                                                            SCHEDULE   L

                                Executive Officers and
                          Members of Conseil d'Administration
                                          of
                             ALPHA ASSURANCES VIE MUTUELLE

                         The names of the Members of Conseil
               d'Administration and the names and titles of the Executive Officers of Alpha Assurances Vie Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances Vie Mutuelle at Tour Franklin, 100/101 Terrasse Boildieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances Vie Mutuelle and each individual is a citizen of the Republic of France.

                Name, Business Address    Present Principal Occupation

                * Claude Bebear           Chairman and Chief Executive
                23, avenue Matignon       Officer; Chairman and Chief
                75008 Paris, France       Executive Officer, AXA

                * Claude Tendil           General Manager; Executive
                23, avenue Matignon       Vice President, Non-Life and
                75008 Paris, France       Composite Insurance
                                          Activities, AXA

                * Claude Fath             Manager

                *  Henri de Clermont-     Chairman, Societe d'Armement
                Tonnerre                  et de Navigation Charles
                90, rue de Miromesnil     Schiaffino (transportation)
                75008 Paris, France

                * Jean-Rene Fourtou       Chairman and Chief Executive
                25, quai Paul Doumer      Officer, Rhone-Poulenc S.A.
                92408 Courbevoie, France  (industry)

                * Patrice Garnier         Retired

                * Henri Lachmann          Chairman and Chief Executive
                56, rue Jean Giraudoux    Officer, Strafor Facom
                67000 Strasbourg, France  (office furniture)

                * Georges Rousseau        Chairman, Apave Normandies
                2, rue des Mouettes       (consulting)
                76130 Mont Saint Aignan,
                France

                * Francis Vaudour         Chief Executive Officer,
                14, boulevard Industriel  Segafredo Zanetti France S.A.
                76301 Sotteville les      (coffee importing and
                Rouen                     processing)
                France

               _______________________
               *  Member, Conseil d'Administration


                                                            SCHEDULE   M

                                Executive Officers and
                          Members of Conseil d'Administration
                                           of
                           ALPHA ASSURANCES I.A.R.D. MUTUELLE

                         The names of the Members of Conseil
               d'Administration and the names and titles of the Executive Officers of Alpha Assurances I.A.R.D. Mutuelle and their business addresses and principal occupations are set forth below. If no address is given, the Member's or Executive Officer's business address is that of Alpha Assurances I.A.R.D. Mutuelle at Tour Franklin, 100/101 Terrasse Boildieu, Cedex 11, 92042 Paris La Defense, France. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to Alpha Assurances I.A.R.D. Mutuelle and each individual is a citizen of the Republic of France.

                Name, Business Address    Present Principal Occupation

                * Claude Bebear           Chairman and Chief Executive
                23, avenue Matignon       Officer; Chairman and Chief
                75008 Paris, France       Executive Officer, AXA

                * Claude Tendil           General Manager; Executive
                23, avenue Matignon       Vice President, Non-Life and
                75008 Paris, France       Composite Insurance
                                          Activities, AXA

                * Henri Brischoux         Manager, AXA
                23, avenue Matignon
                75008 Paris, France

                *  Henri de Clermont-     Chairman, Societe d'Armement
                Tonnerre                  et de Navigation Charles
                90, rue de Miromesnil     Schiaffino (transportation)
                75008 Paris, France

                * Bernard Cornille        Audit Manager, AXA
                23, rue Matignon
                75008 Paris, France

                * Claude Fath             Manager, Alpha Assurances Vie
                                          Mutuelle

                * Patrice Garnier         Retired

                * Henri Lachmann          Chairman and Chief Executive
                56, rue Jean Giraudoux    Officer, Strafor Facom
                67000 Strasbourg, France  (office furniture)

                * Claude Peter            Retired

                * Georges Rousseau        Chairman, Apave Normandies
                2, rue des Mouettes       (consulting)
                76130 Mont Saint Aignan,
                France
                ____________________
               *  Member, Conseil d'Administration




                                     EXHIBIT INDEX

               Exhibit No.    Description                           Page No.

                         The following material was filed as Exhibits to the
               Schedule 13D dated December 15, 1994:

                  2      Powers of Attorney (Associates and Associates II)

                  3      D Stockholders Agreement dated December 31, 1993

                  4      Preferred Stock Purchase Agreement dated December
                         31, 1990

                  5      Warrant Purchase Agreement dated December 31, 1990

                  6      Form of 1990 Warrants

                  7      Note and Stock Purchase Agreement dated May 27,
                         1992

                  8      Form of 1992 Warrants

                  9      Form of Bridge Warrants

                  10     Series C Stock Purchase Agreement dated December 2,
                         1993

                  11 Series D Note and Stock Purchase Agreement dated December 31, 1993

                  12     Form of 1993 Warrants

                  13     Stock Registration Agreement dated December 31,
                         1990

                  14 Series B and Series C Stock Registration Agreement dated December 2, 1993

                  15     Series D Stock Registration Agreement dated
                         December 31, 1993

                  16     Letter Agreement dated December 31, 1990

               The following material is being filed as Exhibits hereto:

                  17     Joint Filing Agreement

                  18 Powers of Attorney (AXA, Midi Participations, Finaxa, the Mutuelles AXA and the AXA Voting Trustees)

                  19     Voting Trust Agreement dated as of August 31, 1995

                  20 Amendment No. 3 to D Stockholders Agreement dated as of March 31, 1995

                  21 Amendment No. 4 to D Stockholders Agreement dated as of May 1, 1995

                  22 Amendment No. 5 to D Stockholders Agreement dated as of August 15, 1995



                                                               Exhibit  17
                                  JOINT FILING AGREEMENT

                  In accordance with Rule 13d-1(f) under the Securities
               Exchange Act of 1934, as amended, each of the persons named below agrees to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $.01 per share, of Champion Healthcare Corporation, a Delaware corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings provided that, as contemplated by Section 13d-1(f)(l)(ii), no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Joint Filing may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

               Date:  August 31, 1995

               DLJ VENTURE CAPITAL               DLJ FUND ASSOCIATES II
                   FUND II, L.P.

               By:DLJ Fund Associates II         By:/s/ Thomas E. Siegler
                   General Partner                   Thomas E. Siegler
                                                     Attorney-in-fact

               By:/s/ Thomas E. Siegler
                   Thomas E. Siegler
                   Attorney-in-fact

               SPROUT GROWTH L.P.                DLJ GROWTH ASSOCIATES

               By:DLJ Growth Associates          By:DLJ Capital Corporation
                   General Partner                  General Partner

               By:/s/ Thomas E. Siegler
                   Thomas E. Siegler             By:/s/ Thomas E. Siegler
                   Attorney-in-Fact                  Thomas E. Siegler
                                                     Secretary and Treasurer

               PROUT CAPITAL VI, L.P.            SPROUT GROWTH II, L.P.

               By:                               By:DLJ Capital Corporation
                  DLJ Capital Corporation           Managing General Partner
                  Managing General Partner

               By:/s/ Thomas E. Siegler          By:/s/ Thomas E. Siegler
                   Thomas E. Siegler                Thomas E. Siegler
                   Secretary and Treasurer          Secretary and Treasurer


               DLJ CAPITAL CORPORATION           DLJ FIRST ESC L.L.C.

                                                 By:DLJ LBO Plans
               By:/s/ Thomas E. Siegler             Management Corporation
                   Thomas E. Siegler                Manager
                   Secretary and Treasurer

                                                 By:/s/ Thomas E. Siegler
                                                    Thomas E. Siegler
                                                    Vice President

               DLJ LBO PLANS MANAGEMENT          DONALDSON, LUFKIN &
                  CORPORATION                      JENRETTE SECURITIES
                                                   CORPORATION

               By:/s/ Thomas E. Siegler          By:/s/ Thomas E. Siegler
                   Thomas E. Siegler                 Thomas E. Siegler
                   Vice President                    Senior Vice President

               DONALDSON, LUFKIN &
                  JENRETTE, INC.

               By:/s/ Thomas E. Siegler
                   Thomas E. Siegler
                   Senior Vice President

               THE EQUITABLE COMPANIES     AXA
                 INCORPORATED              MIDI PARTICIPATIONS
                                           FINAXA
                                           AXA ASSURANCES I.A.R.D. MUTUELLE
               By:/s/ Joanne T. Marren     AXA ASSURANCES VIE MUTUELLE
                     Joanne T. Marren      UNI EUROPE ASSURANCE MUTUELLE
                     Senior Vice President ALPHA ASSURANCES VIE MUTUELLE
                     and Deputy General    ALPHA ASSURANCES I.A.R.D. MUTUELLE
                     Counsel               CLAUDE BeBeAR, as Voting Trustee
                                           PATRICE GARNIER, as Voting Trustee
                                           HENRI DE CLERMONT-TONNERRE,
                                              as Voting Trustee

                                           Signed on behalf of each of the
                                           above

                                           By:  /s/ Joanne T. Marren

                                               Joanne T. Marren
                                               Attorney-in-fact